Exhibit 99.1

YETI Reports First Quarter 2020 Results
Net Sales Increased 12%
Gross Margin Expanded 370 Basis Points
EPS of $0.10; Adjusted EPS of $0.11
Provides Action Plan In Response To The COVID-19 Pandemic
Withdraws Full Year Fiscal 2020 Outlook

Austin, Texas, May 7, 2020 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended March 28, 2020 and an action plan in response to the global COVID-19 pandemic.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information,” “Revised Non-GAAP Financial Measures Beginning in Fiscal 2020,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

“YETI entered 2020 with tremendous momentum as a brand and delivered a great first quarter. Our results were particularly robust through mid-March, with quarter-to-date sales up 21% year-over-year with strength in both wholesale and DTC,” said Matt Reintjes, President and Chief Executive Officer. “As the COVID-19 pandemic drove unprecedented disruption and volatility in the marketplace, our results were sharply impacted with sales declining 25% in the final two weeks of the quarter. As we adjusted to the uncertainty of the global crisis, our first and foremost responsibility has been to ensure the safety of our employees and community. This focus along with the decisive actions outlined today help preserve what we value the most as an organization – nurturing a powerful, innovative and lasting brand; maintaining financial strength and flexibility; and driving a positive impact across our YETI community.”

COVID-19 Update

YETI’s actions to support its business during the COVID-19 pandemic include the following:

•Business Operations – In response to the COVID-19 outbreak and the guidance of government and public health officials, YETI closed all of its retail stores and business offices in order to protect its employees, customers, and communities. Nearly all of YETI’s employees are currently working from home and continue to support the business. As of May 7, 2020, all of YETI’s retail stores remain closed and management will continue to monitor each individual location in conjunction with local opening mandates.
•Supply Chain – To date, YETI has not experienced any significant supply-chain disruptions related to COVID-19 and have been able to meet its customers’ needs. YETI’s supply chain and logistics operations are functioning, and a significant portion of its customization capacity continues to operate with the remaining local capacity expected to re-open later this month. Management believes YETI is well-positioned to respond to demand when the economy recovers as well as meet holiday demand.
•Executive Compensation – YETI’s senior leadership team, including named executive officers, voluntarily elected to temporarily reduce their base salaries. YETI’s Board of Directors has also voluntarily elected to waive payment of all of the director’s annual cash retainer fees.

•Other Compensation Actions – Following a thorough review of YETI’s employee base, management has made several decisions to adapt to the continued economic uncertainty. YETI previously placed certain employees on unpaid leave beginning on April 4, 2020, during which time YETI will cover full benefits for eligible employees. These employees primarily support YETI’s retail and customization operations. YETI has also taken the additional action across its workforce by suspending all non-essential hiring and eliminating select roles across all levels in the organization. Employees affected by this action will receive severance benefits as well as outplacement services and support.
•Cost Management Initiatives – YETI is taking additional action to aggressively manage operating costs, capital expenditures, and working capital while also continuing to focus investments on strategic projects, in its brand, innovation, and technology. YETI is working closely with its supply chain partners to diligently manage and prioritize inventory levels for the remainder of the year.
•Liquidity – As a precautionary measure to enhance its liquidity position and to increase available cash on hand, YETI drew down $50.0 million from its $150.0 million revolving credit facility on March 24, 2020. Following the drawdown, availability under the revolving credit facility was $100.0 million and the cash balance was $118.0 million as of March 28, 2020. YETI remains comfortable with its ratio of net debt (as defined below) to adjusted EBITDA of 1.3 times as of March 28, 2020 and expects to remain in compliance with its debt covenants for the remainder of the year. Notably, YETI has no near-term debt maturities.
•Withdrawal of Fiscal 2020 Outlook – With the high degree of uncertainty persisting with the duration and impact of the COVID-19 pandemic, YETI is withdrawing its full year fiscal 2020 outlook last provided on February 13, 2020.
•Sales Updates – While not providing an updated outlook, YETI believes it is important to provide visibility into topline sales during the first quarter and April 2020. Net sales in the first quarter through mid-March 2020 increased 21%, while sales for the remainder of the quarter through March 28, 2020 decreased 25%. Wholesale channel net sales increased 13% growth through mid-March 2020, while wholesale channel net sales decreased 43% during the last two weeks of the quarter as YETI’s wholesale partners closed retail locations and order flow was limited. DTC channel net sales increased 31% through mid-March 2020 and increased 15% during the last two weeks of the quarter. For the five-week period ending May 2, 2020, sales decreased further relative to the 25% decline experienced during the last two weeks of the quarter, driven by continued store closures and limited operations in the wholesale channel. While historically a relatively small part of the wholesale business, there was a sharp increase in YETI’s retail partners’ e-commerce sales in April 2020, which management believes is a validation of the demand in the brand. Within the DTC channel, YETI’s online businesses have contributed to strong positive growth due to product innovation and digital performance led by YETI.com and YETI Authorized on the Amazon Marketplace, though gains have been somewhat tempered by the year-over-year declines in its corporate sales.

Mr. Reintjes concluded, “In adjusting to today’s dynamic and challenging environment, we understand that not all decisions are easy. These discrete actions announced today allow us to focus on the controllable elements of our business. With an unrelenting focus on our brand and innovation, the long-term opportunity for YETI remains bright and we look forward to supporting people and the pursuits they enjoy with YETI as we move forward together.”

For the Three Months Ended March 28, 2020

Net sales increased 12% to $174.4 million, compared to $155.4 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 29% to $79.6 million, compared to $61.7 million in the prior year quarter, driven by both Drinkware and Coolers & Equipment.
•Wholesale channel net sales increased 1% to $94.8 million, compared to $93.6 million in the same period last year, primarily driven by Drinkware.

•Drinkware net sales increased 24% to $112.6 million, compared to $91.0 million in the prior year quarter, primarily driven by the continued expansion of our product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales were relatively flat at $59.5 million, compared to $59.7 million in the same period last year. The strong performance of soft cooler and outdoor living products was more than offset by a decline in hard coolers and bags.

Gross profit increased 21% to $92.5 million, or 53.0% of net sales, compared to $76.6 million, or 49.3% of net sales, in the first quarter of Fiscal 2019. The 370 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, a favorable shift in our channel mix led by an increase in DTC channel net sales, lower inventory reserves, and lower inbound freight.

Selling, general, and administrative (“SG&A”) expenses increased to $76.3 million compared to $67.8 million in the first quarter of Fiscal 2019. SG&A expenses as a percent of net sales were essentially flat at 43.7%, compared to Fiscal 2019. An increase of approximately 180 basis points in variable selling expenses, driven by our faster growing DTC channel which grew to 46% of net sales during the period. Non-variable expenses leveraged 170 basis points primarily resulting from lower marketing expenses and non-cash stock-based compensation expense, partially offset by higher fixed selling expenses and depreciation and amortization expense.

Operating income increased 84% to $16.2 million, to 9.3% of net sales, compared to $8.8 million, or 5.7% of net sales, during the prior year quarter.

Adjusted operating income increased 40% to $18.0 million, to 10.3% of net sales, compared to $12.9 million, or 8.3% of net sales, during the same period last year.

Net income increased 291% to $8.5 million, or 4.9% of net sales, compared to $2.2 million, or 1.4% of net sales, in the prior year quarter; Net income per diluted share increased 284% to $0.10, compared to $0.03 per diluted share in the prior year quarter.

Adjusted net income increased 88% to $9.9 million, or 5.7% of net sales, compared to $5.3 million, or 3.4% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 84% to $0.11, compared to $0.06 per diluted share in the prior year quarter.

Adjusted EBITDA increased 22% to $23.8 million, or 13.7% of net sales, from $19.5 million, or 12.5% of net sales, during the same period last year.

Balance Sheet and Cash Flow Highlights

Inventory increased 23% to $202.4 million, compared to $164.3 million at the end of the first quarter of 2019. Inventory levels are primarily non-seasonal in nature and include the buildup of inventory to support new product introductions.

Total debt, excluding finance leases and unamortized deferred financing fees, was $346.3 million, compared to $321.8 million at the end of the first quarter of 2019. During the first quarter of 2020, YETI made $3.8 million in mandatory debt payments and as a precautionary measure drew down $50.0 million from its revolving credit facility. Our ratio of net debt (as defined below) to adjusted EBITDA for the trailing twelve months was 1.3 times at the end of the first quarter of 2020 compared to 2.0 times at the end of the same period last year.

Cash flow provided by operating activities was $3.8 million and capital expenditures were $1.8 million for the three months ended March 28, 2020.

Ratio of Net Debt to Adjusted EBITDA
Net debt as of March 28, 2020, which is total debt, excluding finance leases and unamortized deferred financing fees, of $346.3 million less cash of $118.2 million, divided by adjusted EBITDA for the trailing twelve months was 1.3 times. Adjusted EBITDA for the trailing twelve months ending March 28, 2020 was $175.9 million and is calculated using the full year 2019 adjusted EBITDA of $171.6 million, less adjusted EBITDA for the first three months of 2019 of $19.5 million, plus adjusted EBITDA for the first three months of 2020 of $23.8 million.

Net debt as of March 30, 2019, which is total debt, excluding unamortized deferred financing fees, of $321.8 million less cash of $19.0 million, divided by adjusted EBITDA for the trailing twelve months was 2.0 times. Adjusted EBITDA for the trailing twelve months ending March 30, 2019 was $155.1 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million, less adjusted EBITDA for the first three months of 2018 of $13.4 million, plus adjusted EBITDA for the first three months of 2019 of $19.5 million.

Adoption of New Lease Accounting Standard
As previously disclosed, YETI became a large accelerated filer at the end of Fiscal 2019 and as such adopted the new lease standard, Accounting Standards Codification Topic 842 (“ASC 842”), on a modified retrospective basis, effective on the first day of Fiscal 2019. As a result YETI recast certain amounts on its previously reported financial statements for the period ended March 30, 2019 to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications. The adoption of ASC 842 had no impact to previously reported results of operations for any interim period.

Conference Call Details
A conference call to discuss the first quarter of Fiscal 2020 financial results is scheduled for today, May 7, 2020, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13701744. A replay will be available through May 21, 2020.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, and, in the case of adjusted net income, also adjusted for the loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from the early prepayment of debt.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a non-recurring nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, and loss on modification and extinguishment of debt. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Revised Non-GAAP Financial Measures Beginning in Fiscal 2020
As previously disclosed, following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI revised its definitions of certain non-GAAP financial measures by eliminating various adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward. Specifically, YETI will no longer include adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company.
YETI has recast its historical 2019 non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, statements relating to the current and future impacts of the COVID-19 pandemic on our business and all statements relating to our expectations for opportunity or growth, including those set forth in the quote from YETI’s President and CEO, provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2019, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.
The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com
Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net sales	$174,412	$155,353
Cost of goods sold	81,954	78,726
Gross profit	92,458	76,627
Selling, general, and administrative expenses	76,296	67,843
Operating income	16,162	8,784
Interest expense	(3,110)	(6,067)
Other (expense) income	(1,838)	63
Income before income taxes	11,214	2,780
Income tax expense	(2,734)	(613)
Net income	$8,480	$2,167

Net income per share
Basic	$0.10	$0.03
Diluted	$0.10	$0.03

Weighted-average common shares outstanding
Basic	86,830	84,196
Diluted	87,461	85,857

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	March 28, 2020	December 28, 2019	March 30, 2019(1)
ASSETS
Current assets
Cash	$118,219	$72,515	$19,008
Accounts receivable, net	60,218	82,688	62,998
Inventory	202,353	185,700	164,299
Prepaid expenses and other current assets	19,855	19,644	20,814
Total current assets	400,645	360,547	267,119
Property and equipment, net	80,037	82,610	78,221
Operating lease right-of-use assets	36,272	37,768	33,668
Goodwill	54,293	54,293	54,293
Intangible assets, net	91,382	90,850	90,036
Deferred income taxes	1,070	1,082	5,740
Deferred charges and other assets	3,070	2,389	1,122
Total assets	$666,769	$629,539	$530,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,369	$83,823	$78,225
Accrued expenses and other current liabilities	45,775	42,088	43,749
Taxes payable	1,312	3,329	278
Accrued payroll and related costs	4,191	18,119	5,778
Operating lease liabilities	7,867	7,768	5,350
Current maturities of long-term debt	17,063	15,185	43,638
Total current liabilities	150,577	170,312	177,018
Long-term debt, net of current portion	326,282	281,715	273,825
Operating lease liabilities, non-current	40,372	42,200	40,638
Other liabilities	17,891	13,307	3,247
Total liabilities	535,122	507,534	494,728

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 86,895, 86,774, and 84,196 shares outstanding at March 28, 2020, December 28, 2019, and March 30, 2019, respectively	869	868	842
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	311,993	310,678	272,332
Accumulated deficit	(181,065)	(189,545)	(237,596)
Accumulated other comprehensive (loss) income	(150)	4	(107)
Total stockholders’ equity	131,647	122,005	35,471
Total liabilities and stockholders’ equity	$666,769	$629,539	$530,199

(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated balance sheet to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 28, 2020	March 30, 2019(1)
Cash Flows from Operating Activities:
Net income	$8,480	$2,167
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	7,662	6,539
Amortization of deferred financing fees	240	574
Stock-based compensation	1,855	4,005
Deferred income taxes	4,541	1,875
Other	1,794	—
Impairment of long-lived assets	—	94
Changes in operating assets and liabilities:
Accounts receivable, net	21,525	(3,178)
Inventory	(17,875)	(19,211)
Other current assets	(242)	(7,812)
Accounts payable and accrued expenses	(21,285)	1,696
Taxes payable	(1,977)	(6,132)
Other	(912)	(10,659)
Net cash provided by (used in) operating activities	3,806	(30,042)
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,785)	(8,380)
Additions of intangibles, net	(2,006)	(11,436)
Net cash used in investing activities	(3,791)	(19,816)
Cash Flows from Financing Activities:
Changes in revolving line of credit	50,000	—
Repayments of long-term debt	(3,750)	(11,125)
Proceeds from employee stock transactions	165	—
Taxes paid in connection with employee stock transactions	(704)	—
Finance lease principal payment	(45)	—
Net cash provided by (used in) financing activities	45,666	(11,125)
Effect of exchange rate changes on cash	23	(60)
Net increase (decrease) in cash	45,704	(61,043)
Cash, beginning of period	72,515	80,051
Cash, end of period	$118,219	$19,008

(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated statement of cash flows to reflect the recognition of operating lease right-of-use assets and operating lease liabilities and other reclassifications our unaudited condensed consolidated balance sheet.

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended
	March 28, 2020	March 30, 2019
Operating income	$16,162	$8,784
Adjustments:
Non-cash stock-based compensation expense(1)	1,855	4,005
Long-lived asset impairment(1)	—	94
Adjusted operating income	$18,017	$12,883

Net income	$8,480	$2,167
Adjustments:
Non-cash stock-based compensation expense(1)	1,855	4,005
Long-lived asset impairment(1)	—	94
Tax impact of adjusting items(2)	(455)	(1,004)
Adjusted net income	$9,880	$5,262

Net income	$8,480	$2,167
Adjustments:
Interest expense	3,110	6,067
Income tax expense	2,734	613
Depreciation and amortization expense(3)	7,662	6,539
Non-cash stock-based compensation expense(1)	1,855	4,005
Long-lived asset impairment(1)	—	94
Adjusted EBITDA	$23,841	$19,485

Net sales	$174,412	$155,353
Operating income as a % of net sales	9.3%	5.7%
Adjusted operating income as a % of net sales	10.3%	8.3%
Net income as a % of net sales	4.9%	1.4%
Adjusted net income as a % of net sales	5.7%	3.4%
Adjusted EBITDA as a % of net sales	13.7%	12.5%

Net income per diluted share	$0.10	$0.03
Adjusted net income per diluted share	$0.11	$0.06
Weighted average common shares outstanding - diluted	87,461	85,857
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 24.5% for the three months ended March 28, 2020 and March 30, 2019, respectively.
(3)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.